EXHIBIT 21.1

infoUSA INC. AND SUBSIDIARIES
SUBSIDIARIES AND STATE OF INCORPORATION

infoUSA Marketing, Inc.	Delaware
Walter Karl, Inc.	New York
Donnelley Marketing, Inc.	Delaware
infoUSA.com Inc.	Delaware
Strategic Information Management, Inc.	Delaware
City Directories, Inc.	Delaware
BJ Hunter Information, Inc.	Canada
Hill-Donnelly Corporation	Delaware
Edith Roman Holdings, Inc.	Delaware
OneSource Information Services, Ltd.	United Kingdom
OneSource Information Services, Inc.	Delaware
Storefront Images USA, Inc.	Delaware
Yesmail, Inc.	Delaware